Exhibit 10 (p)
AGREEMENT OF SALE

THIS AGREEMENT OF SALE is made as of June 1, 2005, between DNB FIRST, NATIONAL ASSOCIATION (formerly known as Downingtown National Bank), with principal place of business at 4 Brandywine Avenue, Downingtown, PA 19335 (the “Seller”), and PAPERMILL BRANDYWINE COMPANY, LLC, a Pennsylvania limited liability company with principal place of business at 521 West Lancaster Avenue, Haverford, PA 19041 (the “Buyer”).

Background

A. Seller is the sole and exclusive owner in fee simple of certain premises comprising approximately 0.9 acres of ground, with improvements, known as Tax Map Parcel Nos. 1108004900, 1108005000 and 1108005001, situate on Brandywine Avenue, in the Borough of Downingtown, Chester County, Commonwealth of Pennsylvania (collectively, the “Premises”).

B. Buyer wishes to purchase and Seller wishes to sell the Premises on the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto, each intending to be legally bound hereby, do mutually covenant and agree as follows:

1. Sale. Seller agrees to sell, and Buyer agrees to purchase, the Premises upon the terms and conditions of this Agreement. Notwithstanding anything herein to the contrary, all machinery, equipment and fixtures used in Seller’s business which are not an integral part of the Premises, now or hereafter located on the Premises, are agreed by the parties not to constitute fixtures (whether or not physically appended to the Premises) and such assets are not being sold to Buyer hereunder and do not constitute part of the Premises.

2. Purchase Price; Deposit; Financing.

(a) The Purchase Price of the Premises shall be One Million Seven Hundred Thousand Dollars ($1,700,000.00), payable in collected funds at “Settlement” (as hereinafter defined).

(b) Buyer is depositing with Seller this date, in collected funds, the sum of $170,000.00 (10% of the Purchase Price) on account of part of the Purchase Price (the “Deposit”). Seller will credit Buyer with the amount of the Deposit against the Purchase Price at Settlement. Seller shall segregate the Deposit in a non-interest, demand deposit account that identifies it as an escrow account relating to this Agreement. Seller shall not be permitted or obligated to, disburse the Deposit except upon (i) the joint written consent of Seller, of the one part, and Buyer or Buyer’s legal counsel, of the other part, or (ii) court order.

(c) Buyer shall not be obligated to complete Settlement under this Agreement if Seller does not provide Buyer with purchase money mortgage financing (the “Mortgage Loan”) on terms and conditions of a loan commitment (the “Loan Commitment”) consistent with the term sheet attached hereto as Exhibit A. Buyer and Seller mutually acknowledge and agree that the foregoing provisions for the Mortgage Loan are material inducements to each party to enter into this Agreement. Notwithstanding any other provision of this Agreement: (i) a failure to close on the Mortgage Loan due to a material breach by Seller of the terms or conditions of the Loan Commitment shall be deemed a “Seller Default” (as hereinafter defined); (ii) a failure to close on the Mortgage Loan due to a material breach by Buyer of the terms or conditions of the Loan Commitment shall be deemed a “Buyer Default” (as hereinafter defined). A failure to close on the Mortgage Loan that is due to neither a material breach by Seller nor a material breach by Buyer of the terms or conditions of the Loan Commitment shall not be a Buyer Default or a Seller Default but shall be deemed a termination of this Agreement by mutual agreement and in such case Seller shall refund the Deposit to Buyer, without interest, and thereupon the parties shall have no further liability to each other whatsoever.

3. Settlement. Settlement hereunder (“Settlement”) shall be held at the offices of Stradley, Ronon, Stevens & Young, LLP, 30 Valley Stream Parkway, Malvern, PA 19355 or such other place as the parties may mutually designate, at a date and time mutually agreeable to the Buyer and Seller, but in any event on or before the date that is the earlier of (i) fifteen (15) days following issuance of final, unappealable development approvals for the proposed development of the adjoining property owned by Papermill Brandywine Company, LLC, and (ii) December 1, 2005 (the “Settlement Date”).

4. Title.

(a) Seller shall convey good and marketable title to the Premises, free and clear of all liens, restrictions, easements, encumbrances, leases, tenancies and other title objections, except for (i) existing building restrictions of record, (ii) ordinances, (iii) easements of record, (iv) privileges and rights of service companies, (iv) facts which an accurate survey may disclose, (v) other matters of record or conditions visible upon the ground, and (vi) the other specific exceptions or matters, if any, listed on Schedule 4 attached hereto and made part hereof, or insurable as aforesaid at ordinary rates by a reputable title insurance company licensed to sell title insurance in Pennsylvania (“Title Company”) on an ALTA Owner’s Policy. Seller shall be responsible for removing all mortgages, liens and other monetary encumbrances granted by Seller that encumber the Premises.

(b) Title to the Premises shall be conveyed by Seller’s special warranty deed, subject as aforesaid (the “Deed”).

(c) In the event title to the Premises cannot be conveyed at Settlement as described in subsection (a) of this Section, Buyer shall have the option of (i) terminating this Agreement by written notice to Seller, and in such case Seller shall refund the Deposit to Buyer, without interest, and thereupon the parties shall have no further liability to each other whatsoever, or (ii) taking such title as Seller can convey without abatement of the Purchase Price.

(d) Seller shall be required to comply with all notices of violation of law or municipal ordinances, orders or other requirements imposed by any governmental entity, agency, or department having authority as to the Premises, which are sent or delivered prior to the date of this Agreement. Buyer shall be required to comply with all notices of violation of law or municipal ordinances, orders or other requirements imposed by any governmental entity, agency, or department having authority as to the Premises, which are sent or delivered on or after to the date of this Agreement.

5. Seller’s Warranties, and Representations.  Seller makes no representation or warranty regarding the title to or condition of the Premises, except as expressly set forth herein, and Buyer agrees to accept the Premises, and all improvements, fixtures, equipment, and systems therein, in their present “AS IS” condition, subject to the condition for delivery of title at Settlement provided elsewhere in this Agreement. Buyer acknowledges that Seller has afforded Buyer free, complete and unrestricted access for purposes of conducting due diligence to the extent Buyer wishes to do so. Notwithstanding the foregoing, Seller represents and warrants to Buyer that:

(a) Seller is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America and is qualified to do business in the Pennsylvania. Seller has full power and authority to own its assets, to carry on its business as and where such business is now conducted and to execute, deliver and perform this Agreement and all other documents and agreements contemplated hereby and to fully consummate the transaction contemplated hereby upon the terms and conditions herein provided.

(b) The execution, delivery and performance of this Agreement and all other documents required to effect the transactions contemplated hereby, and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate action as required pursuant to the Articles of Association or Bylaws of Seller. This Agreement and any other document or instrument contemplated hereby, after execution and delivery by Seller to Buyer, will constitute valid and binding obligations of Seller enforceable in accordance with their respective terms.

(c) The zoning classification of the Premises is C-1, under which the legal uses are “General Commercial,” and that Seller has not received any notice of any uncured violation of any building, safety, fire or housing ordinances with respect to the Premises or any other law or municipal ordinance, order, or requirement from any governmental entity, agency, or department having authority as to the Premises.

(d) To the best of Seller’s knowledge, there are no investigations, actions, claims, lawsuits, or proceedings pending relating to the Premises in any court or before any court or by any federal, state or local governmental agency which would have a material adverse effect on the transactions contemplated hereby or adversely affect Seller’s ability to perform its obligations under this Agreement.

(e) There are no pending or proposed eminent domain or condemnation proceedings affecting the Premises as to which Seller has received notice or has knowledge.

(f) There are no pending or proposed assessments for public improvements against the Premises as to which Seller has received notice or has knowledge.

(g) Seller has received no notice from any insurance carrier for the Premises requiring or notifying Seller as to the need to undertake any repairs, alterations or construction or to take any action on or with respect to the Premises.

(h) Access to a public road or street may require issuance of a highway occupancy permit from the Department of Transportation or other approvals from the Borough of Downingtown.

(i) Seller has not burned, discarded, discharged, dumped, emitted, exhausted, released, spilled or otherwise disposed of any Hazardous Substances (hereinafter defined) on the Premises, or knowingly permitted any Hazardous Substances to be burned, discarded, discharged, dumped, emitted, exhausted, released, spilled or otherwise disposed of on the Premises. Seller has no knowledge that any Hazardous Substances are located at the Premises. Seller has received no notice or demand from any governmental authority or private party requiring the removal of any Hazardous Substances from the Premises. Seller has no knowledge of any underground storage tanks under the Premises. As used herein, "Hazardous Substances" shall mean any petroleum, hazardous, toxic or dangerous waste, substance or material defined as such in, or for purposes of the Comprehensive Environmental Response, Compensation and Liability Act, any so called “superfund or superlien” law or any other federal, state or local statute, law, ordinance, code, rule, regulations, order, decree or other requirement of any governmental authority regulating, relating to, or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material as now in effect and applicable to the Premises. The building and all other improvements and fixtures constituting any portion of the Premises do not contain any hazardous building materials or toxic substances including, without limitation, asbestos or any other substance containing asbestos, mold, lead-based paints or PCBs.

(j) Utility services and facilities necessary for the operation of the Premises as it is now being operated, are installed and connected.

(k) The systems (including, but not limited to, HVAC, plumbing, electrical and mechanical), will be in the same condition on the date of Settlement as they are on the date of this Agreement, reasonable wear and tear, and damage by insured casualty or condemnation, excepted.

(l) The Premises constitutes less than 50% of the property owned by Seller in the Commonwealth of Pennsylvania.

(m) All leases, contracts, guarantees, warranties, financial statements, operating statements and all other books and records or other documentation delivered to Buyer pursuant to this Agreement or in connection with the execution hereof are, to the best of Seller’s knowledge, true, complete and correct copies. Within ten (10) days of the date hereof, Seller will, or shall have delivered to Buyer, all documents and information relating to the Premises in Seller’s possession that have or may have any material economic impact on the transaction contemplated hereby or any material impact on the operation and condition of the Premises.

(n) Except for the Lease, there are not now, nor will there be at the Settlement, any contracts, leases or agreements (including, without limitation service contracts and/or management agreements), written or oral, relating to the Premises, to which Seller is a party.

(o) On the date of Settlement, all leasing, brokerage or other commissions due prior to, on or after the date of Settlement in connection with any leases executed prior to the date of Settlement will have been paid and Buyer shall not be required to assume any such obligation to pay any leasing, brokerage or other commissions.

Each of the representations and warranties set forth above or made in writing pursuant to this Agreement, shall be true and correct as of the date hereof and as of the date of Settlement, and shall be deemed to be material. The representations and warranties set forth in Sections 5(a), (b), (g), (l), (m), (n) and (o) shall survive the execution and delivery of this Agreement and Settlement hereunder, but the other representations and warranties set forth in this Section shall be deemed to expire or be waived upon Buyer’s completion of Settlement.

6. Buyer’s Warranties, and Representations.  Buyer represents and warrants to Seller that:

(a) Buyer is a business corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is qualified to do business in the Pennsylvania. Buyer has full power and authority to own its assets, to carry on its business as and where such business is now conducted and to execute, deliver and perform this Agreement and the Lease and all other documents and agreements contemplated hereby and to fully consummate the transaction contemplated hereby upon the terms and conditions herein provided.

(b) The execution, delivery and performance of this Agreement and all other documents required to effect the transactions contemplated hereby, and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary organizational action as required pursuant to the Certificate of Organization and Operating Agreement of Buyer. This Agreement, the Lease and any other document or instrument contemplated hereby, after execution and delivery by Buyer to Seller, will constitute valid and binding obligations of Buyer enforceable in accordance with their respective terms.

(c) To the best of Buyer’s knowledge, there are no investigations, actions, claims, lawsuits, or proceedings pending relating to Buyer in any court or before any court or by any federal, state or local governmental agency which would have a material adverse effect on the transactions contemplated hereby or adversely affect Buyer’s ability to perform its obligations under this Agreement or the Lease.

7. Operations Prior to Settlement. Between the date of this Agreement and the date of Settlement:

(a) Without expense to Buyer, Seller shall maintain the Premises in its present condition, ordinary wear and tear excepted.

(b) Seller shall permit Buyer and Buyer’s representatives access to all portions of the Premises from the date hereof until Settlement during normal business hours upon reasonable prior notice from Buyer to Seller, for the purpose of inspecting, measuring, appraising, testing and making surveys of the Premises. Buyer shall not unreasonably interfere with any ongoing business, activities or operations of Seller or its agents on the Premises and shall restore any area on the Premises disturbed in the course of Buyer's testing to the conditions existing prior to any tests conducted by Buyer, and shall indemnify Seller against any costs, expenses or damages incurred by Seller as a result of such expenses. The provisions of this Section shall survive Settlement and any other termination of this Agreement.

(c) Seller shall not enter into any contract, lease or other agreement for, on behalf of, or affecting the Premises which cannot be terminated without charge, cost, penalty or premium.

(d) Seller shall not create or knowingly permit any liens, easements, encumbrances or other clouds on the title to the Premises to be created hereafter.

(e) Seller shall promptly deliver to Buyer copies of any written notice received by Seller regarding all actions, suits or other proceedings affecting title to the Premises, or the use, possession or occupancy thereof, or which may adversely affect the Premises.

(f) Seller shall be entitled, but not obligated, to relocate or remove the generator located on the Premises, but if it does so, it shall be at Seller’s expense.

8. Items to be Delivered at Settlement.

(a) At Settlement hereunder, Seller shall deliver to Buyer the following:

(i) The Deed to the Premises duly executed and acknowledged by Seller, and in proper form for recording, for recording by the title company.

(ii) A Certificate of the Secretary or Assistant Secretary of Seller certifying a true and correct copy of the Resolution of the Board of Directors of Seller approving and authorizing the execution and performance of this Agreement by Seller and other documents at Settlement.

(iii) Such affidavits and other documents as may be reasonably required by the title insurer in order to complete Settlement and insure Buyer’s title.

(v) Duly executed certificates required by Section 1445 of the Internal Revenue Code that Seller is not a foreign person within the meaning of said Section 1445.

(b) At Settlement hereunder, the Buyer shall deliver to Seller the following:

(i) The unpaid balance of the Purchase Price due under Section 2 of this Agreement, in collected funds.

(ii) Such affidavits and other documents as may be reasonably required by the title insurer in order to complete Settlement and insure Buyer’s title.

(c) At and subject to Settlement hereunder, Seller and Buyer shall execute and deliver to each other a lease, with Buyer as landlord and Seller as tenant, covering the Premises, in the form attached hereto as Exhibit B and made part hereof (the “Lease”) and a Parking

Easement Agreement among Buyer, Seller and Papermill Brandywine Company, LLC in the form attached as Exhibit A to the Lease (the “Parking Easement Agreement”).

9. Conditions Precedent.

(a) Seller’s obligations to sell the Premises and to perform its other obligations are subject to the satisfaction of the following conditions as of the Settlement:

(i) Payment to Seller of the Purchase Price referred to in Section 2 of this Agreement.

(ii) Buyer’s execution and delivery to Seller of all agreements and documents required of Buyer to be executed and delivered at Settlement pursuant to this Agreement.

(iii) Buyer shall have performed all of their obligations and agreements contained in this Agreement to be performed and complied with by Buyer prior to Settlement.

(iv) Buyer shall be prepared and able to accept and complete closing on the Mortgage Loan in accordance with the terms of the Loan Commitment, but Seller shall not be entitled to assert this condition if Buyer’s unwillingness to accept and close on the Mortgage Loan is due to Seller’s breach of any of the terms or conditions of the Loan Commitment.

(b) Buyer’s obligations to purchase the Premises and to perform its other obligations are subject to the satisfaction of the following conditions as of the Settlement date.

(i) Delivery by Seller to Buyer of the Deed in accordance with this Agreement.

(ii) Seller’s execution and delivery to Buyer of all agreements and documents required of Seller to be executed and delivered at Settlement pursuant to this Agreement.

(iii) All representations and warranties of Seller contained in this Agreement shall be true and in all material respects at Settlement and Seller shall have performed and complied with all of its obligations under this Agreement which are to be performed or complied with by Seller prior to Settlement.

(iv) Seller shall be prepared and able to fund the Mortgage Loan to Buyer in accordance with the terms of the Loan Commitment, but Buyer shall not be entitled to assert this condition if Seller’s unwillingness to fund the Mortgage Loan is due to Buyer’s breach of any of the terms or conditions of the Loan Commitment.

(v) Papermill Brandywine Company, LLC shall have received final and unappealable development approval from Downingtown Borough for the proposed development of the adjoining property owned by Papermill Brandywine Company, LLC.

10. Fire or Other Insurable Casualty. If at any time after the date of this Agreement and prior to the date of Settlement any portion of the Premises is destroyed or damaged as a result of fire or any other casualty whatsoever, the parties shall nevertheless be obligated to complete Settlement and enter into the Lease. Seller agrees to maintain its present insurance on the Premises until Settlement. The proceeds of any insurance paid or payable with respect to a casualty occurring hereafter to the Premises shall be applied in the manner provided in the Lease.

11. Eminent Domain. Seller covenants and warrants that Seller has not heretofore received notice of any condemnation proceeding or other proceedings in the nature of eminent domain in connection with the Premises, nor, to the best of Seller’s knowledge, is any such action proposed, threatened or anticipated. In the event Seller or Buyer receives any notice of condemnation proceedings, or other proceedings in the nature of eminent domain, it will forthwith send a copy of such notice to the other party, and both parties shall have the right, jointly, to negotiate for, to agree to or to contest all offers and awards. If the entire Premises is taken by a notice delivered prior to Settlement, this Agreement shall be terminated and Seller shall retain exclusive rights to any awards or damages. If less than all of the Premises is taken by a notice delivered prior to Settlement, Buyer shall have the option to: (i) terminate this Agreement (in which event the Deposit shall be paid to Buyer), or (ii) complete the Settlement hereunder, in which event Buyer shall pay the full Purchase Price, and Seller will assign all of its rights in any awards (other than relocation damages, which Seller shall be entitled to claim and retain) to Buyer; provided, however, that Seller shall have an option by providing written notice to Buyer prior to Buyer being obligated to make the foregoing election of (i) or (ii) above to not enter into the Lease.

12. Apportionments of Transfer Taxes and other Expenses.

(a) There shall be no apportionment of, real estate taxes, water and sewer rents, gas and electricity, rents or license fees, if any, or any other item that is otherwise customarily properly apportionable charges since Seller shall remain liable for such payments to the extent provided under the Lease.

(b) All real estate transfer taxes shall be borne equally by Buyer and Seller and paid by Seller or the title company.

(c) Buyer shall pay the costs of recording the Deed and any expenses and fees of Settlement, except that each party will pay its own legal fees and other expenses relating to its performance of the terms and conditions of this Agreement.

(d) Buyer shall be responsible for paying the costs of any inspections and tests, and any surveys required by the Buyer, its mortgagee or title insurer.

13. 1031 Exchange. Seller may elect, upon notice to Buyer given prior to the Settlement, to exchange title in the Premises for other property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder (the "1031 Exchange Transaction"). In order to facilitate the 1031 Exchange Transaction, Seller may retain the services of a Qualified Intermediary within the meaning of Treas. Reg. 1.1031(k)-1(g)(4), which shall provide services to Seller in connection with Seller's 1031 Exchange Transaction. Seller expressly reserves the right to assign its rights under this Agreement to a Qualified Intermediary on or before the Settlement Date. However, this assignment in no way relieves Seller of any obligations or duties under this Agreement. By executing this Agreement, Buyer agrees to cooperate with Seller and the Qualified Intermediary, at no additional cost to Buyer, to effect the 1031 Exchange Transaction and to execute and deliver any and all documents that reasonably may be required to effect the 1031 Exchange Transaction.

14. Default; Remedies.

(a) If Buyer violates or fails to fulfill or perform any of the terms or conditions of this Agreement applicable to it (a “Buyer Default”), Seller may terminate this Agreement and receive the Deposit, and shall have any and all rights and remedies at law or in equity including, without limitation, the remedy of specific performance to the extent available under applicable law or at equity.

(b) If Seller violates or fails to fulfill or perform any of the terms or conditions of this Agreement applicable to it (a “Seller Default”), Buyer may terminate this Agreement and receive a return of the Deposit, and shall have any and all rights and remedies at law or in equity including, without limitation, the remedy of specific performance to the extent available under applicable law or at equity.

(c) Buyer and Seller hereby acknowledge that the foregoing are fair and reasonable estimates of Seller's and Buyer’s respective damages on a default by the other, which may be incapable of precise determination, constitutes the parties' present reasonable estimate of the same, and not a penalty.

15. Notices. All notices, requests and demands hereunder shall be deemed to have been given by a party to the other party when hand delivered or deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed as follows:

If to Seller:	DNB First, National Association
4 Brandywine Avenue
Downingtown, PA 19335
Attention: William J. Hieb, President

With a copy to:	David F. Scranton, Esquire
Stradley, Ronon, Stevens & Young, LLP
30 Valley Stream Parkway
Malvern, PA 19355

If to Buyer:	Papermill Brandywine Company, LLC
521 West Lancaster Avenue
Haverford, PA 19041
Attn: Thomas Deignan, President

With a copy to:	Scott C. Butler, Esquire
Kaplin Stewart Meloff Reiter & Stein
Building 640
350 Sentry Parkway
P.O. Box 3037
Blue Bell, PA 19422-0765

16. Brokerage Commissions. The parties warrant to each other that neither has dealt with any broker or other intermediary with respect to this transaction in any manner that would create a right to a fee or commission. If any broker or other intermediary claims a fee, commission or other compensation with respect to this transaction, the party alleged to have created the right to such commission or compensation shall be responsible for defending against such commission or compensation claim(s) and shall indemnify and hold the other party harmless of, from and with respect to any such claim(s), including the cost of defense thereof. The provisions of this Section shall survive Settlement and any other termination of this Agreement.

17. Miscellaneous.

(a) This Agreement together with the Lease, contains the entire agreement between Seller and Buyer, superseding and voiding any and all prior agreements, both oral and written, relating to the Premises, and there are no other terms, obligations, covenants, representations, statements, or conditions, oral or otherwise, of any kind whatsoever. Upon the signing of this Agreement, the confidentiality agreement previously entered into between Seller and Papermill Brandywine Company, LLC shall not apply to the terms and conditions of this Agreement, the Lease, the Parking Easement Agreement or any exhibit to either of them, or the terms and conditions of any of the foregoing.

(b) Examination or review of this Agreement by or on behalf of either party shall not be construed as approval or acceptance hereof and this Agreement shall not be effective until executed by duly authorized signatories of both parties. Because each party has been separately represented by counsel and has had an adequate opportunity to review and propose revisions to drafts of this Agreement, neither party shall assert or have the benefit of any legal doctrine providing presumptions against the other party as a drafter of this Agreement.

(c) This Agreement may not be assigned by Buyer, nor may Buyer’s performance of its obligations delegated, by operation of law or otherwise, without the prior written approval of Seller; provided, however, that immediately prior to Settlement, Buyer shall have the right to assign its rights under this Agreement to an entity under the common control as Buyer, subject to the following conditions: (i) Buyer shall notify Seller in writing of such assignment and shall provide Seller with a complete copy of any assignment instruments or agreements; (ii) the assignee shall be subject to all of the terms and conditions of this Agreement, including without limitation the obligation to enter into the Lease and the Parking Easement Agreement on the terms and conditions set forth in this Agreement; and (iii) Seller in its capacity as mortgage lender shall have been given sufficient notice of the name and ownership of the assignee, together with such further information as Seller may reasonably request, in order to facilitate Seller’s review, as mortgage lender, of the impact of the identity and ownership of the assignee upon the credit of the proposed mortgage and to give Seller, as mortgage lender, reasonable time to prepare mortgage loan documents in the assignee’s name (Seller’s right to approve or disapprove the assignee under the Mortgage Commitment shall not be restricted by this provision but shall be governed by the terms of the Mortgage Commitment).

(d) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(e) The parties agree that time of Settlement is of the essence of this Agreement, unless extended by mutual consent.

(f) No change, amendment, or modification shall be made to this Agreement unless in writing and then only on condition that the party to be bound thereby shall have executed such instrument.

(g) This Agreement may be executed in multiple counterparts, and all of such counterparts shall be deemed part of the same agreement and each an original hereof. It shall not be necessary for each party to sign both counterparts, so long as each party has executed at least one counterpart, and delivered a counterpart signed by such party to the other. Execution of a counterpart may be effected by delivery of a facsimile copy of an executed counterpart.

(h) This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the Commonwealth of Pennsylvania, without reference to rules of choice of law or conflict of law, and by any pre-empting federal law.

(i) This Agreement shall not be recorded in the Office of the Recorder of Deeds of Chester County or in any other office or place of public record.

[The balance of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed as of the day and year first above written.

Attest: ________________________________ (Assistant) Secretary	DNB FIRST, NATIONAL ASSOCIATION By: ____________________________ William J. Hieb President
Witness: Sign: _____________________________ Print Name: _______________________ Title: _______________________	PAPERMILL BRANDYWINE COMPANY, LLC, a Pennsylvania limited liability company By: ________________________________ Print Name: _______________________ Title: _______________________

EXHIBIT A

Mortgage Loan Commitment Letter

EXHIBIT B

Form of Lease

AGREEMENT OF LEASE

THIS AGREEMENT OF LEASE is made as of ____________, 2005, by and between ___________________, a _______________ with principal place of business at _____________________________ (“Lessor”) and DNB FIRST, NATIONAL ASSOCIATION (formerly known as Downingtown National Bank), with principal place of business at 4 Brandywine Avenue, Downingtown, PA 19335 ("Lessee").

W I T N E S S E T H :

1. Demise and Lease; Permitted Use.

(a) Lessor, for and in consideration of the payment of the rentals hereinafter specified, and the performance of the terms, covenants and agreements herein contained, hereby demises and leases unto Lessee and Lessee hereby lets from the Lessor certain premises comprising approximately 0.9 acres of ground, with improvements, known as Tax Map Parcel Nos. 1108004900, 1108005000 and 1108005001, situate on Brandywine Avenue, in the Borough of Downingtown, Chester County, Commonwealth of Pennsylvania (the “Leased Premises”).  Lessee’s use of the Leased Premises is subject to the burdens of and entitles the Lessee to the benefits of, the Parking Easement Agreement among Lessee, Lessor and Papermill Brandywine Company, LLC, dated contemporaneously herewith, the form of which is attached hereto as Exhibit A, and intended to be filed of public record (the “Parking Easement Agreement”).

(b) Lessee shall be authorized to use the Leased Premises for: (i) general administrative office use; a financial services center; loan production; customer meetings; a bank, and all uses necessary or incidental to the foregoing (including, without limitation, the sale of mutual funds, securities and other financial and insurance products), maintenance of automated teller machine(s) ("ATMs") to the extend permitted under other provisions of this Lease, safe deposit facilities and office and office related uses, (ii) commercial and professional office use to the extent permitted by applicable law from time to time, and (iii) subject to the prior written consent of the Lessor, which shall not be unreasonably withheld, any other lawful use permitted by applicable law from time to time at the Leased Premises (collectively, the “Permitted Uses”). Lessee shall have the right, in order to maintain proper security and maintenance for the operation of its business, to have pickups or deliveries made from or to the Leased Premises by carriers of cash, securities, instruments, records or other materials commonly transported by such carriers and to permit the use of such portions of the Leased Premises as shall be reasonably required for such purposes.

2. Term; Lessee’s Early Termination Option; Renewal Options.

(a) Subject to Lessee’s “Early Termination Option” as provided in subsection (c) of this Section, this Lease shall be for a period (the “Initial Term”) beginning on the date of this Lease ending on December 1, 2010.

(b) Lessee shall have separate options to renew this Lease for three (3) additional, successive terms of five (5) years each (each, a “Renewal Term”), with each Renewal Term commencing consecutively upon the expiration of the Term as it may have been previously extended (the Initial Term and any Renewal Terms are sometimes herein referred to collectively as the “Term.”) All of the terms and conditions applicable to the Term of this Lease shall also apply during each Renewal Term, except that during each Renewal Term, the Base Rent shall be a fair market rental taking into account all of the terms and conditions of this Lease, but in no event shall the Base Rent decrease below the amount payable during the immediately prior year. Each renewal option shall be exercisable by written notice to Lessor at least 180 days prior to the end of the then current Term, so long as Lessee is not then in Default hereunder on the notice date or at the commencement of the renewal term. If, within 15 days after Lessee’s written notice of exercise of the option, Lessee and Lessor shall not have agreed in writing on the amount and rate of Base Rent for the ensuing Renewal Term, the parties shall, within 30 days after Lessee’s written notice, submit the dispute to binding determination by two licensed Pennsylvania real estate appraisers each having a minimum of ten (10) years experience in appraising commercial real estate in Chester County, Pennsylvania, one to be appointed by each of the parties. If the two appraisers cannot agree on the fair market rent, they shall promptly select a third Pennsylvania real estate appraiser having a minimum of ten (10) years experience in appraising commercial real estate in Chester County, Pennsylvania. The appraisers shall submit to Lessor and Lessee, within 120 days after Lessee’s written notice (not less than 60 days prior to the commencement of the Renewal Term), a written determination as to the fair market rent for a Base Rent taking into account all of the terms and conditions of this Lease, which shall be final and binding on Lessor and Lessee. The cost of such determination shall be shared equally between the parties.

(c) Notwithstanding any other provision of this Lease, Lessee shall have the option (the “Early Termination Option”) to terminate this Lease at any time during the Initial Term or any Renewal Term by written notice to Lessor, whereupon this Lease shall terminate on the date specified in Lessee’s notice, which shall be not less than one hundred twenty (120) days after the date of the notice, and upon such termination Lessee have no further obligations to pay rent or any other sum or perform any obligations beyond the termination date of this Lease (other than such as may have accrued prior to such termination or which survive the termination hereof), and shall vacate the Leased Premises.

3. Rent. During the initial Term beginning on the date hereof and ending on December 1, 2010, Lessee shall pay to Lessor as base rent (“Base Rent”) for the Leased Premises the sum of $175,842.00 per year (apportioned for partial Lease years), at the place designated by Lessor in writing, in equal, consecutive monthly installments of $14,653.50, each such installment to be due and payable in advance on the first day of each calendar month during the Term. The Base Rent for any Renewal Term shall be the amount set forth in Section 2(b) hereinabove, and shall be payable in accordance with the terms and conditions set forth herein. In the event the Term shall begin or end other than on the first day and last day, respectively, of a calendar month, the rental for such partial month shall be adjusted utilizing the number of days of the Term actually contained in the calendar month during which the Term begins and ends, respectively. All Base Rent shall be paid in advance on the first day of each calendar month without set off or any demand therefor.

4. Utilities; Janitorial. Lessee shall pay all telephone, communication, electric, gas, heating, air conditioning and other utility charges in connection with the use of the Leased Premises during the Term. Lessee shall provide at its own expense, janitorial and cleaning services to the Leased Premises, including, without limitation, the removal of all trash and rubbish therefrom.

5. Expenses. Lessee shall pay all real estate taxes and assessments with respect to the Leased Premises, as well as all expenses for the maintenance and such repair of the Leased Premises as Lessee is responsible for conducting under this Lease. Without limiting the foregoing, Lessee shall pay or reimburse Lessor for Lessor’s “Percentage Share” of all “Parking Area Costs” for any “Parking Area Work” (as those terms are defined in Section 5 of the Parking Easement Agreement) that is completed during and pertains to periods during the term of this Lease.

6.  Improvements; Fixtures and Equipment.

(a) Lessee accepts the Leased Premises in an AS IS condition. Lessee shall, at Lessee's expense, perform or cause to be performed such non-structural tenant improvements as it may determine from time to time, without Lessor’s prior approval. Lessee shall obtain Lessor’s prior written approval for any structural or exterior improvements that Lessee proposes to make, which approval will not be unreasonably withheld. All improvements shall be performed in a good and workmanlike manner and shall be conditioned on receipt of all required permits from the governmental authorities having jurisdiction and shall be in accordance with the terms of such permits and in strict compliance with all applicable laws, ordinances, regulations, building codes and the like, as well as any approval of Lessor as required hereunder. In the event that Lessee proposes improvements that (i) Lessee wants the option to remove, or (ii) Lessor reasonably determines by written notice at or prior to the time of Lessor’s consent thereto are reasonably likely to reduce the rental value of the Leased Premises, Lessor and Lessee shall mutually agree on identifying such improvements in writing as “Identified Improvements.” Upon termination of the tenancy created hereby, Lessee shall at Lessor’s option (to be exercised by written notice to Lessee not less than ninety (90) days prior to the expiration or earlier termination of this Lease), or otherwise at Lessee’s option, remove such Identified Improvements at Lessee’s sole cost and expense and repair all damages created thereby. Otherwise, any improvements that are not Identified Improvements, and any Identified Improvements as to which neither Lessor nor Lessee has exercised the option for removal, shall be left in the Leased Premises at the expiration or earlier termination of the Term and shall become the property of Lessor.

(b) All trade fixtures, decorations and equipment installed in the Leased Premises shall be installed by Lessee at Lessee’s sole cost and expense. All such trade fixtures, decorations and equipment shall remain the sole property of Lessee. At the termination of the tenancy created hereby, Lessee shall have the right to remove such items from the Leased Premises, provided Lessee repairs any damage to the Leased Premises resulting from such removal. Any trade fixtures, decorations and equipment that are not removed on or prior to the expiration or earlier termination of this Lease shall be deemed abandoned by Lessee, and Lessor shall either keep such items, or remove them at Lessee's sole cost and expense.

7. Repairs and Replacements.

(a) Lessee shall, during the Term, at its cost and expense, maintain, repair and replace (if necessary) the non-structural portions of the improvements on the Leased Premises, the heating, ventilation and air-conditioning system and the sanitary, electrical, and other systems for all portions of the Leased Premises in at least as good condition as at the time of commencement of this Lease. The foregoing shall include without limitation painting, interior and exterior repairs, building maintenance and other service contracts. However, (i) Lessee shall not be obligated to make any structural repairs or to construct or replace any improvements, and (ii) Lessee agrees to make routine roof repairs, but shall not be obligated to replace the roof or parts thereof.

(b) Lessee shall make all repairs to the Leased Premises that are necessitated by Lessee’s negligence, willful misconduct or failure to comply with the terms of this Lease, or in the installation or removal of any of Lessee’s fixtures, signs or improvements. Lessee shall replace all broken glass in the Leased Premises.

8. Insurance. Lessee shall, at its sole cost and expense, maintain, during the Term, comprehensive public liability insurance~~,~~ and contractual liability insurance for personal injury, death and damage or destruction of property occurring upon, in or about the Leased Premises, consistent with the certificate of coverage attached hereto as Exhibit B and made part hereof (the “Insurance Requirements”) and shall maintain Lessor and its mortgagee as an additional insured on all such policies; provided, however, that Lessee shall have no obligation to obtain or maintain, and it shall be Lessor’s sole responsibility to obtain and maintain, any flood insurance for the improvements on the Leased Premises. Lessee shall also insure the improvements on the Leased Premises at Lessee’s expense during the Term at their full insurable value on terms consistent with the Insurance Requirements. Lessee, at its option, may obtain insurance on the value of its personal property, contents, furniture, fixtures, equipment or inventory maintained or located on the Leased Premises and Lessor shall have no responsibility or liability with respect to the foregoing. Lessee shall hereafter obtain and deliver to Lessor a certificate evidencing the insurance required under this Lease annually upon or immediately after the policy renewal date. Each policy of insurance shall contain an agreement by the insurer that it will not cancel or amend or fail to renew such policy or reduce the coverage thereunder except after thirty (30) days prior written notice to Lessor.

9. Lessee's Covenants. In addition to Lessee’s other covenants and obligations hereunder, Lessee agrees during the Term and for so long as Lessee's occupancy continues:

(a) To pay when due the Base Rent and additional expenses as set forth herein, to maintain the Leased Premises in good condition and repair, reasonable wear and tear excepted and to promptly perform all items of maintenance and repair which Lessee is obligated to perform pursuant to this Lease;

(b) To permit Lessor to have access to the Leased Premises, with prior notice, during Lessee's normal operating hours provided any such entry does not interfere with Lessee’s business or operations, and in the event of an emergency at other times, for the purpose of inspection of the same and to assure Lessor with regard to the performance by Lessee of the terms and conditions hereof, and, during the 6 months prior to expiration of the Term, to show the Leased Premises to prospective purchasers and tenants; provided, however, in recognition of

Lessee's security needs and obligations as a bank, Lessor shall not exercise any right it has to enter into any secure area within the Leased Premises or to enter the Leased Premises outside Lessee’s normal operating hours without Lessee’s prior consent and under reasonable security conditions, accompanied by an officer or authorized representative of Lessee. Notwithstanding the foregoing, Lessor may exercise its right to enter the Leased Premises without Lessee’s prior consent in emergency situations threatening life or property in which case Lessor will make reasonable attempts to contact Lessee and will contact local police prior to any such entry;

(c) At the expiration or earlier termination of the Term, promptly to yield up the Leased Premises and all improvements, alterations and additions thereto (unless required to be removed) in broom clean condition, and all fixtures and equipment servicing the Leased Premises; and to remove Lessee's signs, goods and effects and any fixtures and equipment used in the conduct of Lessee's business not serving the Leased Premises; and

(d) Comply with all governmental requirements and regulations respecting Lessee's use and occupancy of the Leased Premises in a timely manner and be solely responsible for all tax levies, assessments, licenses or fines arising from the conduct of Lessee's business.

10. Lessor's Covenants and Warranties. Lessor represents, warrants and covenants as follows~~:~~ the accuracy of which Lessor acknowledges and agrees are conditions to this Lease and material inducements to Lessee to enter into this Lease:

(a) Lessor is the sole owner of the Leased Premises, and has not subjected the Leased Premises to any liens, leases or other agreements (other than the Mortgage Loan) that will have priority over or conflict with this Lease after the date hereof;

(b) The only mortgage(s) burdening the Leased Premises as of the date of this Lease is a mortgage given by Lessor, as borrower, in favor of Lessee, as lender, to secure purchase money financing provided by Lessee for Lessor’s acquisition of the Leased Premises (the “Mortgage Loan”);

(c) Lessor has full right and power to execute and perform this Lease and to grant the estate demised herein;

(d) Lessor is not aware of any legal proceeding, claim, taking, proposed taking, administrative or judicial order or agreement with any third party that will or is likely to conflict with or result in a claim against the validity of this Lease, Lessee’s taking occupancy of the Leased Premises on the Commencement Date, or Lessee’s using the Leased Premises for any Permitted Uses; and

(e) Upon payment of the rent and performance of all of the other terms and conditions to be performed by Lessee herein, Lessee shall be entitled to peaceably and quietly hold and enjoy the Leased Premises for the Term (including without limitation any applicable Renewal Term).

11. Signage. Lessee may erect any signs on or visible from the exterior of the Leased Premises, provided the same shall comply with applicable legal requirements and are approved by Lessor in writing (such approval not to be unreasonably withheld, conditioned or delayed). Subject to applicable law, Lessor agrees that Lessee may install and utilize throughout the Term the signs presently existing at the Leased Premises. During the Term, Lessee shall be permitted to change its signage from time to time only with the prior written consent or approval of Lessor (such consent not to be unreasonably withheld, conditioned or delayed), provided all modifications to the signage shall be in compliance with applicable laws. Lessee shall, at its sole cost and expense, remove any signage upon the expiration or earlier termination of this Lease and repair any damage caused by such removal.

12. Destruction and Damage; Application of Insurance Proceeds. If any or all of the improvements on the Leased Premises should be damaged by fire, flood or other casualty, this Lease shall not terminate as a result thereof, but Lessee shall retain the right to exercise its Early Termination Option. Except as provided in Section 2(c) hereinabove, no damage or destruction shall relieve Lessee from paying, nor abate in whole or part, the Base Rent and other rent provided under this Lease. Lessee shall only be obligated to repair or replace any damaged or destroyed improvements to the extent of available insurance proceeds (or to the extent of insurance proceeds had Lessee complied with the insurance requirements hereunder). If Lessee exercises its Early Termination Option after damage or destruction and before expenditure of all of the insurance proceeds for completion of the restoration or repair of the damaged or destroyed improvements, Lessee shall pay over to the Lessor any unexpended insurance proceeds to the extent required to complete reasonable restoration or repair. Notwithstanding the foregoing, the provisions of this Lease for application of any insurance proceeds shall at all times be subject to the terms of the Mortgage Loan. Also, notwithstanding anything to the contrary set forth in this Lease: (i) Lessor shall have no obligation to repair or replace any damage to the Leased Premises resulting from fire, flood or other casualty; and (ii) Lessee shall have no obligation to repair or replace any damage to the Leased Premises due to any casualty beyond any insurance proceeds that are available therefor (or that would have been available had Lessee complied with the insurance requirements hereunder).

13. Liability.

(a) Damage in General. Lessee agrees that Lessor and its members, partners, employees and agents, shall not be liable to Lessee and Lessee hereby releases said parties from any liability for any personal injury, loss of income or damage to loss of persons or property in or about the Leased Premises from any cause whatsoever unless and to the extent such damage, loss or injury results from the negligence, willful misconduct or breach of law or regulation or the terms of this Lease of or by Lessor, its members, partners, employees or agents. Lessor and its respective members, partners, employees and agents shall not be liable to Lessee for any such damage or loss, whether or not such damage or loss results from such negligence, to the extent Lessee is compensated therefor by Lessee’s insurance or should have been compensated by Lessee's insurance if Lessee failed to maintain the insurance required under Section 8 hereinabove. Further, notwithstanding anything to the contrary contained in this Lease, Lessee agrees that Lessee shall look solely to the estate and property of Lessor in the Leased Premises for the collection of any judgment (or other judicial process) requiring the payment of money by Lessor in the event of any default or breach by Lessor with respect to any of the terms, covenants and conditions of this Lease, to be observed or performed by Lessor, and no other assets or property of Lessor shall be subject to levy, execution or other procedures for the satisfaction of Lessee’s remedies; provided, however, that notwithstanding the foregoing provisions limiting Lessee’s remedies and recourse against Lessor, such provisions shall be personal to Lessor and shall not apply to any of Lessor’s successors or assigns, and shall apply only so long as Lessor remains the sole owner of the Leased Premises.

(b) Indemnity.
(i) Lessee shall defend, indemnify and hold harmless Lessor and its members, partners, agents and employees from and against all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including reasonable attorneys’ fees, which may be incurred by or asserted by reason of any of the following that shall occur during the Term:

(A) any work or act done, in or about the Leased Premises or any part thereof at the direction of Lessee, its agents, contractors, subcontractors, servants, employees, licensees or invitees;

(B) any negligence or other wrongful act or omission on the part of Lessee or any of its agents, contractors, subcontractors, servants, employees, sub-tenants, licensees or invitees;

 (C) any accident, injury or damage to any person or property occurring in, on or about the Leased Premises or any part thereof, unless and to the extent caused by the negligence, willful misconduct or breach of law, regulation or the terms of this Lease of or by Lessor, its employees or agents; and/or

(D) any failure on the part of Lessee to perform or comply with any of the covenants, agreements, terms, provisions, conditions or limitations contained in this Lease on its part to be performed or complied with.

(ii) Lessor shall defend, indemnify and hold harmless Lessee and its affiliates, shareholders, directors, agents and employees from and against all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including reasonable attorneys’ fees, which may be incurred by or asserted by reason of any of the following which shall occur during the Term of this Lease:

(A) any work or act done, in or about the Leased Premises or any part thereof at the direction of Lessor or any of its agents, contractors, subcontractors, servants or employees or any of its licensees or invitees that are not the Lessee or Lessee’s licensees or invitees;

(B) any negligence or other wrongful act or omission on the part of Lessor or any of its agents, contractors, subcontractors, servants or employees or any of its licensees or invitees that are not the Lessee or Lessee’s licensees or invitees;

(C) any accident, injury or damage to any person or property occurring in, on or about any portion of the Leased Premises to the extent caused by the negligence, willful misconduct or breach of law, regulation or the terms of this Lease of or by Lessor, its employees or agents; and/or

(D) any failure on the part of Lessor to perform or comply with any of the covenants, agreements, terms, provisions, conditions or limitations contained in this Lease on its part to be performed or complied with.

(c) Survival. The provisions of this Section shall survive termination and any other expiration of this Agreement.

14. Assignment and Subletting.

(a) Lessee may at any time, and from time to time, assign its interest in this Lease, or sublease, or permit the occupancy of, all or any part of the Leased Premises without Lessor's consent to any successor in interest of Lessee or to any present or future parent, affiliated or subsidiary corporation or other entity, whether arising pursuant to a sale of stock, sale of assets, merger, consolidation or otherwise, or in the ordinary course of business as required to facilitate any joint marketing of banking or other financial products or services (the aforesaid permitted assignees, sublessees, and licensees are hereinafter collectively referred to as the ''Related Parties"), provided that: (i) any such transfer shall be subject to the terms and conditions of this Lease; (ii) the original Lessee named hereunder shall remain fully liable for all of the terms and conditions of this Lease; (iii) if Lessee proposes to assign its rights under this Lease to someone other than by operation of law, the Lessee and all parties (if any) guarantying the terms and conditions of this Lease shall have a combined tangible net worth (not including goodwill) equal to or greater than the tangible net worth (not including goodwill) of the original Lessee named hereunder as of the commencement of the Term or immediately prior to such transfer (whichever is greater); and (iv) the term of any rights of any Related Parties shall not exceed the then remaining Term (including any Renewal Term) of this Lease. Lessee agrees to promptly notify Lessor in writing of any such assignment or subletting and provide evidence to Lessor of such transfer and that Lessee has complied with the terms and conditions set forth herein.

(b) Except for subleases, licenses and assignments to Related Parties, as permitted above, Lessee agrees not to assign, mortgage or otherwise transfer its interest in this Lease or in the Leased Premises or to sublease all or any part of the Leased Premises to any third party without first obtaining Lessor's written consent. The parties agree that it would be unreasonable for Lessor to withhold its consent to a sublease or assignment unless (i) Lessor reasonably believes that the use of the Leased Premises may not continue to comply with the terms and conditions of this Lease, or (ii) the proposed assignee’s financial condition and/or business experience are not reasonably acceptable to Lessor, or (iii) Lessee is then in default under this Lease beyond applicable cure periods.

15. Default; Remedies.

(a) Lessee's Default. Lessee will be in "Default" if (i) Lessee fails to pay Base Rent, additional expenses or any other amount owning hereunder when due, and such failure continues for ten (10) days after written notice to Lessee of such failure; (ii) Lessee fails to perform any other material covenant or agreement contained in this Lease within thirty (30) days after written notice of the failure from Lessor; provided, however if the failure is of such a nature that it cannot be cured within said thirty (30) day period, Lessee will not be deemed in default provided Lessee commences to cure the default within said thirty (30) day period and thereafter continuously prosecutes such cure to completion; and/or (iii) Lessee vacates or abandons the

 Leased Premises or removes or manifests an intention to remove Lessee’s goods and property from the Leased Premises other than in the ordinary course of its business; and/or (iv) Lessee is adjudicated a bankrupt in a proceeding initiated by or against it or a receiver for Lessee or for all or a substantial part of its property is appointed, or a court order is entered approving a petition seeking reorganization or an arrangement under the Bankruptcy Code, and any such adjudication, appointment or order is not vacated, set aside or otherwise terminated or stayed within sixty (60) days from the date of its entry.

(b) Remedies. Upon the occurrence of a Default, Lessor may, at any time thereafter and in addition to all other available legal or equitable rights and remedies, do any one or more of the following (but nothing in this Lease or the following provisions shall relieve Lessor of any obligation to mitigate damages Lessor may have under applicable law); provided, however, in no event shall Lessor be required to (i) accept a below market rental rate for the Leased Premises; (ii) accept any tenant whose creditworthiness is unsatisfactory to Lessor in its sole discretion; or (iii) accept any tenant whose business violates any exclusives or restrictions imposed upon the Leased Premises) (Lessee shall also pay to Lessor all reasonable attorney’s fees, costs and expenses incurred by Lessor as a result of an occurrence of Default by Lessee):

(i) Demand, sue and recover from Lessee any and all installments of rent already due and payable and in arrears, or any other charge, expenses or cost herein agreed to be paid by Lessee which may be due and payable and in arrears, as of the time of the date of the Default.

(ii) Demand, sue and recover from Lessee liquidated damages in an amount (if any) equal to any positive difference obtained by subtracting (i) the fair rental value of the Leased Premises for a period of 120 days from and after the date of the Default (ii) the Base Rent then payable under this Lease for a period of 120 days from the date of the Default.

(iii) Terminate this Lease and repossess and enjoy the Leased Premises.

16. Subordination; Nondisturbance. This Lease is and shall be subject and subordinate to the lien and mortgage securing the Mortgage Loan and to any and all renewals, modifications, consolidations, replacements and extensions thereof, on the condition that each holder of an interest in any mortgage or other lien shall have delivered to Lessee a written nondisturbance agreement providing that, so long as Lessee is in compliance with Lessee’s obligations under this Lease, such party agrees (a) to recognize Lessee's rights, tenancy and occupancy under this Lease, and (b) not to disturb Lessee's occupancy of the Leased Premises, notwithstanding any termination of any such lease or foreclosure of any such mortgage. This paragraph shall be self-operative and no further instrument of subordination shall be required by any mortgagee, but in confirmation of such subordination, Lessee shall execute within fifteen (15) days after being so requested, any certificate that Lessor may reasonably require, acknowledging such subordination.

17. Estoppel Statement. Lessee and Lessor, from time to time, within ten (10) days after request by the other party, shall execute, acknowledge and deliver to the other party a statement, which may be relied upon the other party or any proposed assignee of its interest in this Lease or any existing or proposed mortgagee or ground lessor or purchaser of the Leased Premises, certifying that this Lease is unmodified and in full force and effect (or that the same is in full force and effect as modified and listing the instruments of modification), the dates to which rent and other charges have been paid whether or not Lessor (in the case of a certificate by Lessee) or Lessee (in the case of a certificate by Lessor is in default hereunder or whether the certifying party has any claims or demands against the other party (and, if so, the default, claim and/or demand shall be specified) and certifying as to such other matters as the other party may reasonably request. Lessee and Lessor each acknowledges that any such statement so delivered by it may be relied upon by the requesting party and any such assignee, any landlord under any ground or underlying lease or by any perspective purchaser, mortgagee or any assignee of any mortgage.

18.	Condemnation.

(a) If the whole of the Leased Premises is condemned for any public use or purpose by any legally constituted authority (or is sold to such authority in lieu of condemnation), this Lease shall cease from the date of such taking or sale and rental shall be accounted for between Lessor and Lessee as of the date of the surrender of possession.

(b) If only a portion of the Leased Premises is so taken or sold then from and after the date of taking or sale, so long as Lessee shall not have exercised its Early Termination Option, Lessee shall remain on the remaining portion of the Leased Premises, under the terms and conditions of this Lease, provided, however, that the rental shall be proportionately reduced to reflect the portion of the Leased Premises so taken or sold, subject to the terms of the Mortgage Loan.

(c) No condemnation or condemnation award shall prejudice the rights of either Lessor or Lessee to recover compensation from the condemnation.

19. Holding Over. If Lessee remains in possession of the Leased Premises or any part thereof after the expiration or earlier termination of the Term, such occupancy shall be a tenancy at sufferance at a Base Rent in the amount of one hundred fifty percent (150%) of the Base Rent payable in the last month of the Term, plus all other charges payable hereunder, and Lessee shall be responsible for any and all damages resulting from such holding over.

20. Lessor Nonpayment or Nonperformance. In the event of Lessor's failure to pay any sum or sums or perform any obligation which Lessor is obligated to pay or perform and such nonpayment or nonperformance may result in a lien, charge or encumbrance upon the Leased Premises or interferes with the conduct of Lessee's business in the Leased Premises, Lessee shall have the right, but not the obligation, to pay or perform the same to the extent necessary to prevent any such lien, charge or encumbrance or to address any such interference, but only after Lessee shall have given Lessor thirty (30) days’ prior written notice of Lessee’s intention to do so and Lessor shall have failed to cure such nonpayment or nonperformance within such thirty (30) day period (or, as to any breach other than one that interferes with the conduct of Lessee’s business in the Leased Premises, such longer period of time provided that Lessor commences to cure such default within such thirty (30) day period and diligently completes such cure to completion). Lessor shall, within thirty (30) days after demand, reimburse Lessee for the reasonable costs and expenses incurred by Lessee in making such payment or performing such obligation as aforesaid, including reasonable attorneys' fees. Except if due to a bona fide dispute by Lessor, if Lessor fails timely to make such payment to Lessee, Lessee shall have the right to deduct such sums from the next installments of Base Rent due under this Lease.

21. Disputes; Payment or Performance “Under Protest.”  Except in connection with the non-payment of rent by Lessee against which Lessee has no claim of set-off or abatement, in the event of an unresolved dispute between Lessor and Lessee regarding the performance by either party of an obligation or condition of this Lease, as a condition precedent to the filing of litigation, authorized representatives of Lessor and Lessee shall use reasonable efforts to resolve said dispute within 30 days after receipt of a default notice. In addition, if at any time a dispute shall arise as to any sum of money to be paid by one party to the other under the provisions hereof or as to any work to be performed by either of them under the provisions hereof, the party against whom the obligation is asserted shall have the right, in addition to any other rights provided under this Lease, to make payment or perform such work “under protest”, in which event such payment or performance shall not be regarded as voluntary payment or performance and that party shall not be deemed to have waived any rights by tendering payment or performance and, to the extent a determination is later made that such party was not obligated to make such payment or performance, such party shall retain a right to repayment of that portion of such sum or of the cost of such performance that it is determined not to have been obligated to tender.

22. Mechanic's Liens. At all times during the term of this Lease, Lessee shall keep the Leased Premises free and clear of all liens and claims of liens for labor, services, materials, supplies, or equipment performed on or furnished to the Leased Premises at the direction or order of Lessee. Lessee shall discharge or cause the Premises to be released from any such lien or claim of lien within the lesser of (i) 60 days after notification to Lessee of perfection or recordation of the lien or (ii) such period as may be required under Lessor’s mortgage. In addition, prior to the commencement of any lienable work at the Leased Premises, Lessee shall obtain a waiver of liens certificate binding on each contractor, subcontractor and materialmen in a form reasonably acceptable to Lessor and Lessee shall cause such waiver of liens to be recorded in the applicable governmental office.

23. Hazardous Materials. Lessee shall not use or knowingly permit any third party to use any “Hazardous Substances” (as defined below) in, on or near the Leased Premises except in accordance with applicable laws and regulations. Lessee shall indemnify and hold Lessor harmless from and against any and all claims, loss, liability, judgments, suits, actions, proceedings, costs, expenses and damages (including, but not limited to, reasonable attorneys’ fees) and the cost of repairs and improvements necessary to return the Leased Premises to the physical condition existing prior to undertaking any activity in violation of the covenant in the preceding sentence. As used herein, "Hazardous Substances" shall mean any petroleum, hazardous, toxic or dangerous waste, substance or material defined as such in, or for purposes of the Comprehensive Environmental Response, Compensation and Liability Act, any so called “superfund or superlien” law or any other federal, state or local statute, law, ordinance, code, rule, regulations, order, decree or other requirement of any governmental authority regulating, relating to, or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material as now in effect and applicable to the Premises. This indemnity shall survive the expiration or earlier termination of this Lease.

24. Miscellaneous.

(a) Examination or review of this Lease by or on behalf of either Lessor or Lessee shall not be construed as approval or acceptance hereof and this Lease shall not be effective until executed by duly authorized signatories of both Lessor and Lessee. Because each party has been separately represented by counsel and has had an adequate opportunity to review and propose revisions to drafts of this Lease, neither party shall assert or have the benefit of any legal doctrine providing presumptions against the other party as a drafter of this Lease. This Lease may not be amended or modified except by a writing signed by Lessor and Lessee.

(b) No consent or waiver, express or implied, by Lessor or Lessee to or of any breach of any agreement or duty to the other shall be construed as a consent or waiver of any other breach of the same or any other agreement or duty.

(c) All notices, requests and demands hereunder shall be deemed to have been given on the date received or the date such receipt is refused provided that the notice is given by hand delivered, overnight courier, or United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed as follows:

If to Lessee:	DNB First, National Association
4 Brandywine Avenue
Downingtown, PA 19335
Attention: William J. Hieb, President

With a copy to:	David F. Scranton, Esquire
Stradley, Ronon, Stevens & Young, LLP
30 Valley Stream Parkway
Malvern, PA 19355
If to Lessor:	__________________
__________________

With a copy to:	Scott C. Butler, Esquire
Kaplin Stewart Meloff Reiter & Stein
Building 640, 350 Sentry Parkway
P.O. Box 3037
Blue Bell, PA 19422-0765

(d) The invalidity or unenforceability of any provision of this Lease shall not affect or render invalid or unenforceable any other provision hereof.

(e) This Lease shall be construed under the internal laws of the Commonwealth of Pennsylvania, without reference to rules of choice of law or conflicts of law, and by any pre-empting federal law.

(f) This Lease shall not be recorded in whole or in memorandum form by Lessee without the prior written consent of Lessor.

(g) Lessor and Lessee represent and warrant to each other that they have not consulted or contacted any agent, broker, or finder in connection with this Lease. Lessor and Lessee agree to defend, indemnify and hold the other harmless from any and all claims for compensation or commission, or any portion thereof, in connection with this Lease by any broker, agent, or finder (other than Broker) claiming to have dealt with the indemnifying party. The provisions of this Section shall survive termination and any other expiration of this Agreement.

(h) Time is of the essence with regard to each and every provision of this Lease.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease as of the day and year first above written.

Attest: ________________________________ (Assistant) Secretary	Lessee: DNB FIRST, NATIONAL ASSOCIATION By: ____________________________ William J. Hieb President
Attest: Sign: ________________________________ Print Name: _______________________ Title: _______________________	Lessor: ________________________________ By: ________________________________ Print Name: _______________________ Title: _______________________

EXHIBIT A

Prepared By:
Kaplin Stewart Meloff Reiter & Stein, P.C.
350 Sentry Parkway Building 640
Blue Bell, PA 19422-0765
Attention: Scott C. Butler, Esquire
Telephone: (610) 941-2560

Return To:
Kaplin Stewart Meloff Reiter & Stein, P.C.
350 Sentry Parkway Building 640
Blue Bell, PA 19422-0765
Attention: Scott C. Butler, Esquire
Telephone: (610) 941-2560

UPI Number: _________________

PARKING EASEMENT AGREEMENT

THIS PARKING EASEMENT AGREEMENT (the “Agreement”) is made this ____ day of ________________, 2005 by and among DNB FIRST, NATIONAL ASSOCIATION with an address of 4 Brandywine Avenue, Downingtown, Pennsylvania 19335 (together with its successors and assigns as owners of the DNB Property, “DNB”); _____________________, a _________________, with an address of c/o Carroll Contractors, Inc., 521 West Lancaster Avenue, Haverford, Pennsylvania 19041 ("________"); and PAPERMILL BRANDYWINE COMPANY, LLC, a Pennsylvania limited liability company, with an address of c/o Carroll Contractors, Inc., 521 West Lancaster Avenue, Haverford, Pennsylvania 19041 (“Papermill”).

WITNESSETH

A. DNB is the owner of certain property in the Borough of Downingtown, County of Chester, Commonwealth of Pennsylvania, identified as tax parcel number ____________________ and described more fully on Exhibit “A” attached hereto and made a part hereof (the "DNB Property").

B. ________________ is the owner of certain property in the Borough of Downingtown, County of Chester, Commonwealth of Pennsylvania, identified as tax parcel numbers 1108004900, 1108005000 and 1108005001, and described more fully on Exhibit “B" attached hereto and made a part hereof (the "DNB Operations Property"). Pursuant to a certain Lease dated of even date herewith (the "DNB Lease"), DNB is a tenant of the DNB Operations Property subject to the terms and conditions more specifically set forth therein.

C. Papermill is the owner of certain property in the Borough of Downingtown, County of Chester, Commonwealth of Pennsylvania, identified as tax parcel number

 ____________________ and described more fully on Exhibit “C" attached hereto and made a part hereof (the "Papermill Property").

D. DNB, ____________ and Papermill desire to subject the parking areas (collectively, the "Parking Areas") on the DNB Property, the DNB Operations Property and the Papermill Property as shown on the parking plan attached hereto as Exhibit "D" (the "Parking Plan") to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, which are true and correct and incorporated herein by reference, and the covenants and conditions set forth herein, as well as Ten Dollars ($10.00), the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
-
1. GRANT OF PARKING EASEMENT. Subject to the terms and conditions set forth in this Agreement, each of DNB, ___________ and Papermill hereby grant and convey to each of the other parties, and their successors and assigns, as well as their respective invitees, agents, employees, tenants, occupants and licensees, an easement over the Parking Areas on their respective parcels to be used as follows:

A. Parking Easement to DNB. DNB and its invitees, agents, employees, tenants, occupants and licensees shall have the right to use:

(i)
those twenty (20) certain parking spaces identified on the Parking Plan as the "Bank Parking Spaces" (the "Bank Parking Spaces") exclusively during the hours of 7:00 a.m. through 7:00 p.m. on Monday through Friday of each week during the term hereof, provided, however, that upon written notice to be given from time to time hereafter by DNB to ______ and Papermill (an “Adjustment Notice”), DNB’s exclusive rights to such twenty (20) spaces shall extend to the hours of 7:00 a.m. through 7:00 p.m on Saturday and Sunday (or such portions of those hours on either or both days) as DNB may designate in an Adjustment Notice) each week during the term hereof after the Adjustment Notice as DNB may expressly designate in any Adjustment Notice (DNB’s right is sometimes referred to herein as the “Adjustment Option”), DNB having the right to revise the scope of the Adjustment Option within the aforesaid hours on Saturday and/or Sunday by one or more further Adjustment Notices; and

(ii)
until the expiration or earlier termination of the DNB Lease, as to those thirty-seven (37) certain parking spaces identified on the Parking Plan as the "Operations Center Parking Spaces" (the "Operations Center Parking Spaces"), (a) all 37 Operations Parking Center Spaces exclusively during the hours of 6:00 a.m. through 7:00 p.m. on Monday through Friday of each week during said period, and (b) of those 37 spaces, the 7 spaces adjoining the building described as “DNB Op Ctr” on Exhibit B, and the 5 additional spaces nearest to the building described as “2 Story Stone Dwelling” on Exhibit B, for a total of 12 spaces (the “Core Op Center Spaces”), exclusively during the additional hours of 7:00 p.m. through midnight on Monday through Friday of each week during said period.

B. Parking Easement to   . Upon the expiration or earlier termination of the DNB Lease, any and all of the Operations Center Parking Spaces shall be for the use and benefit of __________________ and its invitees, agents, employees, tenants, occupants and licensees during the hours of 9:00 a.m. through 5:00 p.m. on Monday through Friday of each week during the remainder of the term of this Agreement.

C. Parking Easement to Papermill. Papermill and its invitees, agents, employees, tenants, occupants and licensees shall have the right to use: (i) exclusively, those certain parking spaces identified on the Parking Plan as the "Papermill Parking Spaces" at all times during the term hereof; (ii) the Bank Parking Spaces at all times during the term hereof except during such times that such spaces are granted exclusively to DNB under Section 1.A(i) hereinabove; and (iii) the Operations Center Parking Spaces at all times during the term hereof except during such times that such spaces are granted exclusively to DNB under Section 1.A(ii) hereinabove or ______________ under Section 1.B hereinabove.

2. SIGNAGE. Each party shall have the right, at Papermill's sole cost and expense, to place signage on any of the parking spaces in the Parking Areas indicating the parking rights granted herein. Any such signage shall be approved by the other parties to this Agreement (such approval not to be unreasonably withheld, conditioned or delayed), and shall be in accordance with all laws, codes and regulations.

3. RECONFIGURATION OF PARKING AREAS; ACCESS EASEMENT; GENERATOR EASEMENT.

A. Papermill shall, at its sole cost and expense, but subject to all laws, codes and regulations, perform the following work to the Parking Areas: (i) relocate the emergency generator currently located on the DNB Property (the “Generator”) to the location indicated on the Parking Plan and install underground conduits from such generator at such new location to the present location of its connection with the building on the DNB Property (the “Conduits”) in a manner that preserves continuous backup generator capacity; (ii) remove all entrances except the three (3) existing entrances from Brandywine Avenue to the Parking Area that are presently located on the DNB Property, the DNB Operations Property and the Papermill Property , as shown on the Parking Plan; (iii) alter the layout of the Parking Areas to be in accordance with the Parking Plan, but in a manner that shall not materially interfere with DNB’s and its invitees’ use of the DNB Property or the DNB Operations Property and shall be coordinated with DNB; (iv) repair any damage to the Parking Areas; (v) install and plant the curbs and landscaping as shown on the Parking Plan; and (vi) install lighting to the Parking Areas as reasonably determined by Papermill and required by any governmental authorities.

B. Papermill and ________, for themselves and their successors and assigns, grant and convey to DNB, its successors, assigns as owners of the DNB Property, and any tenants of the DNB Property (“DNB Parties”), a non-exclusive, right and easement, for the term of this Agreement, over the driveways and drive-aisles now or hereafter located on the Papermill Property and the DNB Operations Property, for pedestrian and vehicular access, ingress and egress for the DNB Parties and their invitees to and from: (i) Brandywine Avenue; and (ii) to Lincoln Highway (Pennsylvania State Route 30) but only to the extent that the Papermill Property now or hereafter has access thereto from time to time.

C. Papermill, for itself and its successors and assigns, grants and conveys to DNB, its successors, assigns as owners of the DNB Property, an exclusive, right and easement, for the term of this Agreement, to maintain the Generator and Conduits together with all related existing switchgear, transformers, distribution panels, circuit breakers, related cables, wires, buss duct, controls, conduits and all other necessary equipment, and any replacements thereto (i) at their present locations until relocated by Papermill pursuant to subsection A of this Section, and (ii) thereafter at the location shown on the Parking Plan; together with the right to maintain, repair and replace the same from time to time at the expense of the owner of the DNB Property.

D. Until the expiration or earlier termination of the DNB Lease, Papermill shall not disturb the existing generator that serves the DNB Operations Property, or any related equipment, without the prior written consent of DNB, which consent shall not be unreasonably withheld provided any disturbance shall be at Papermill’s expense and shall make accommodation for continuous backup generator capacity.

4. TERM. Except as otherwise set forth herein, the term of this Agreement and the rights granted herein shall commence on the date hereof and shall continue for a period of ninety-nine (99) years.

5. MAINTENANCE AND USE OF PARKING AREAS GENERALLY.

A. Papermill shall be responsible for maintaining, repairing, replacing, lighting and removing snow and ice from the Parking Areas (“Parking Area Work”) in a commercially reasonable manner. The costs of Parking Area Work (“Parking Area Costs”) shall be shared, and reimbursed (within thirty (30) days of receipt of an invoice for same) to Papermill upon completion of the applicable Parking Area Work, by the owners of the DNB Operations Property from time to time and the owners of the DNB Property from time to time in respective proportions (each, a “Percentage Share”) of the Parking Area Costs, expressed as a percentage, equal to a fraction (i) the numerator of which is the product of (A) the number of spaces that _________ or DNB, respectively has exclusive rights to use at the time the Parking Area Work is done, multiplied by (B) the total number of hours each week that ________ or DNB, respectively, has such rights at the time the Parking Area Work is done, and (ii) the denominator of which is the product of (A) the total number of parking spaces initially established in the Parking Areas (151), multiplied by (B) the total number of hours in a week (168). For example, if during the period of reference DNB has exclusive rights to 20 parking spaces for a total of 12 hours a day, Monday to Friday (5 days a week), DNB’s Percentage Share shall be calculated as:

(20 x 60) / (151 x 168) = 1200 / 25,368 = 4.73%

B. DNB and its successors and assigns as owners of the DNB Property, and their tenants shall have the right, as needed on an occasional basis at any time, to park in any available spaces in the Parking Areas.

6. NO INTERFERENCE WITH PARKING AREAS. None of the parties hereto shall, at any time hereafter, build, install, construct, plant or locate any temporary or permanent buildings or structures or landscaping that would in any way interfere with the rights granted pursuant to this Agreement. In the event any person or entity uses any of the Parking Areas in violation of this Agreement, any party may, at its sole cost and expense, arrange for the towing of the vehicle violating this Agreement; provided, however, that the party arranging for such towing shall indemnify and hold each of the other parties hereto harmless from and against any liability, cost or expense (including reasonable attorneys' fees) resulting from such towing.

7. -INDEMNIFICATION. Each party hereto shall indemnify, defend and hold the other parties hereto harmless from and against any liability, cost or expense (including reasonable attorneys' fees) incurred by reason of injury to persons or damage to property arising out of or in connection with the use and enjoyment of the Parking Areas by such party (or its agents, employees or contractors), except for such liability, cost or expense caused by the negligence of the otherwise indemnified party, or their respective agents, employees or contractors.

8. -RECORDING. This Agreement shall be recorded in the Office of the Recorder of Deeds for Chester County, Pennsylvania.

9. GOVERNING LAW. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

10. -ENTIRE AGREEMENT. This Agreement contains the entire Agreement among the parties regarding the transactions described herein. This Agreement may be modified by a written agreement executed by those parties whose rights are affected thereby.

11. BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns. The covenants, restrictions and obligations set forth herein shall be covenants running with the land.

12. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be considered an original and all of which taken together shall constitute one and the same agreement.

- SIGNATURE PAGE TO FOLLOW -

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

DNB FIRST, NATIONAL ASSOCIATION

By:_______________________________
Name:_____________________________
Title:______________________________

_____________________________________

By:_______________________________
Name:_____________________________
Title:______________________________

PAPERMILL BRANDYWINE COMPANY, LLC,
a Pennsylvania limited liability company

By:________________________________
Thomas Deignan, Managing Member

--

COMMONWEALTH OF PENNSYLVANIA             :
         : SS.
COUNTY OF        :

On this ____ day of ______________, 200__, before me, a notary public, the undersigned officer, personally appeared ________________, known to me or satisfactorily proven to be the ______________ of DNB FIRST, NATIONAL ASSOCIATION, and acknowledged that (s)he executed the attached document, being authorized to do so, for the purposes therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and notarial seal.

_____________________________________
NOTARY PUBLIC
MY COMMISSION EXPIRES:

COMMONWEALTH OF PENNSYLVANIA             :
         : SS.
COUNTY OF        :

On this ____ day of ______________, 200__, before me, a notary public, the undersigned officer, personally appeared ________________, known to me or satisfactorily proven to be the ______________ of ______________________________, and acknowledged that (s)he executed the attached document, being authorized to do so, for the purposes therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and notarial seal.

_____________________________________
NOTARY PUBLIC
MY COMMISSION EXPIRES:

COMMONWEALTH OF PENNSYLVANIA             :
         : SS.
COUNTY OF        :

On this ____ day of ______________, 200__, before me, a notary public, the undersigned officer, personally appeared THOMAS DEIGNAN, known to me or satisfactorily proven to be the Managing Member of PAPERMILL BRANDYWINE COMPANY, LLC, and acknowledged that he executed the attached document, being authorized to do so, for the purposes therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and notarial seal.

_____________________________________
NOTARY PUBLIC
MY COMMISSION EXPIRES:

EXHIBIT “A”

DNB PROPERTY

(see attached)

EXHIBIT “B”

DNB OPERATIONS PROPERTY

EXHIBIT "C"

PAPERMILL PROPERTY

EXHIBIT “C”

PARKING PLAN

EXHIBIT B

Insurance Requirements

See attached.